Exhibit 4.9
DESCRIPTION OF CARLISLE COMPANIES INCORPORATED’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As of February 11, 2021, Carlisle Companies Incorporated, a Delaware corporation (“we,” “our” the “Company”), has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock.

The following is a summary description of our common stock and does not purport to be complete. For a complete description of the terms and provisions of our common stock refer to our Restated Certificate of Incorporation (our “Certificate of Incorporation”)and Amended and Restated Bylaws (our “Bylaws”). This summary description is qualified in its entirety by reference to these documents, each of which is included as an exhibit to the Annual Report on Form 10-K to which this exhibit is a part.

Authorized Capital Stock

Pursuant to our Certificate of Incorporation, our authorized capital stock consists of (i) 200,000,000 shares of common stock, $1.00 par value per share, and (ii) 5,000,000 shares of preferred stock, $1.00 par value per share.
Common Stock

Voting Rights

Common stockholders of record on May 30, 1986 are entitled to five votes per share. Common stock acquired subsequent to that date entitles the holder to one vote per share until held four years, after which time the holder is entitled to five votes. Our Certificate of Incorporation and our Bylaws do not provide for cumulative voting rights.

Dividends

Subject to the rights of the holders of any outstanding shares of preferred stock, holders of our shares of common stock are entitled to receive such dividends as may be declared from time to time by our board of directors from our assets legally available for the payment of dividends.

Liquidation, Redemption and Preemptive Rights

In the event of our voluntary or involuntary liquidation, dissolution or winding up, after the payment or provision for payment of our debts and other liabilities and the preferential amounts to which holders of our preferred stock are entitled (if any shares of preferred stock are then outstanding), the holders of our common stock are entitled to share ratably in our remaining assets. Our common stock has no preemptive or conversion rights and there are no redemption or sinking fund provisions applicable to it.

Listing

Our common stock is listed on the New York Stock Exchange under the ticker “CSL.”

Transfer Agent and Registrar

The transfer agent and registrar is Computershare Investors Services, LLC.

Anti-Takeover Provisions of Our Certificate of Incorporation and our Bylaws

Classification of Board of Directors

Our board of directors is divided into three approximately equal classes, having staggered terms of office of three years each. The effect of a classified board of directors may be to make it more difficult to acquire control of us.

Removal of Directors

Our Certificate of Incorporation also provides that our directors may be removed only for cause and upon the affirmative vote of the holders of at least 66⅔% of the shares then entitled to vote at an election of directors, provided that if there is a substantial stockholder (as defined below), the 66⅔% vote must include the affirmative vote of at least 50% of the voting power of the outstanding shares of our voting capital stock held by stockholders other than the substantial stockholder.

Director Nominations

Our stockholders can nominate candidates for the board of directors if the stockholders follow the advance notice procedures described in our Certificate of Incorporation. To nominate directors, stockholders must submit a written notice to our Corporate Secretary at least 90 days prior to the first anniversary of the last meeting of stockholders of the Company called for the election of directors, before a scheduled meeting. The notice must include the name and address of the shareholder and of the shareholder's nominee, the number of shares held by the shareholder as a beneficial owner (as defined in our Certificate of Incorporation), and any other information required by the securities laws and the Securities Exchange Commission about the shareholder’s nominee.

Stockholders’ Action

Our Certificate of Incorporation provides that no shareholder action may be taken by written consent of stockholders.

Stockholders Special Meetings

A special meeting of stockholders will be called upon the request of the holders of at least 66⅔% of the voting stock of the Company.

Supermajority Vote in Business Combinations

Article Seventh of our Certificate of Incorporation provides that a merger, consolidation, sale of assets, sale of shares, share exchange, recapitalization, reorganization or other similar transaction (each defined as a “business combination”) between us or a company controlled by or under common control with us and any individual, corporation or other entity which is defined in our Certificate of Incorporation as a “substantial stockholder” (in general, any individual or entity which owns or controls at least 15% of our voting capital stock), would be required to satisfy the condition that the aggregate consideration per share to be received in the transaction for each class of our voting capital stock meet the price requirements indicated in our Certificate of Incorporation. If a proposed business combination with a substantial stockholder does not meet this condition, then the transaction must be approved by the holders of at least 66⅔% of the outstanding shares of voting capital stock held by our stockholders other than the substantial stockholder, unless: (i) a majority of the directors have expressly approved the business combination at a time when the substantial stockholder was not beneficial owner of 5% or more of the outstanding voting shares of the Company or (ii) the business combination is approved by a majority of the directors who are not affiliated with the substantial shareholder.

The provisions of Article Seventh may not be amended, altered, changed or repealed except by the affirmative vote of at least 66⅔% of the votes entitled to be cast thereon at a meeting of our stockholders duly called for consideration of such amendment, alteration, change or repeal. In addition, if there is a substantial stockholder, the 66⅔% majority required to amend or repeal Article Seventh must include the affirmative vote of at least 50% of the shares held by stockholders other than the substantial stockholder.

Preferred Stock Purchase Rights

All rights under the preferred stock purchase rights expired on May 25, 2016.
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